                                                               EX-99.B(j)selconsnt

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-45972 on Form N-1A of our report dated August 15, 2006, relating to the financial statements and financial highlights of Waddell & Reed Advisors Select Funds, Inc., including Waddell & Reed Advisors Value Fund, Waddell & Reed Advisors Dividend Income Fund and Waddell & Reed Advisors Energy Fund, appearing in the Annual Report on Form N-CSR of Waddell & Reed Advisors Select Funds, Inc. for the year ended June 30, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Custodial and Auditing Services" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
October 25, 2006